Exhibit 99

CONTACT:    Christopher Springham, +1 703 846 2500


MOBIL ANNOUNCES THE TERMS OF ITS
          ACQUISITION OF A 25% INTEREST IN TENGIZ

         FAIRFAX, VA., May 16, 1996 -- Mobil Corporation announced today that it had acquired its 25% interest in the Tengiz oil field in the Republic of Kazakstan for $1.1 billion.  The terms provided for an initial payment of $500 million, with the balance payable in installments through the year 2000 contingent upon reaching certain milestones in exports of Tengiz crude oil. As part of the agreement, Mobil also obtained an option to acquire another producing or exploration interest in Kazakstan.  In addition,
Mobil has secured a Most Favored Nations clause.
       Tengiz recoverable liquid resources are estimated to be at least 6 billion barrels.  With full development of this project,
Mobil would ultimately book reserves of 1.5 billion barrels, reflecting its 25% share.  The portion to be booked as additions to proved reserves in 1996 will be disclosed later in the year.
       Mobil's share of production from this project was reflected as of May 10, 1996. Total production from Tengiz was 83 thousand barrels per day (TBD) in the first quarter of 1996, and 100 TBD in March. Production capacity is expected to reach 130 TBD by the end of 1996 with completion of field facilities, and well over 200
TBD by the turn of the century.  Peak production could ultimately reach over 700 TBD (Mobil share close to 200 TBD).  Mobil fully supports the goals of the Republic of Kazakstan with respect to the development of the field and pipeline capacity.
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       Capital expenditures to fully develop the field are
expected to be essentially covered by operating cash flow. The project, which already has modern infrastructure and easily expandable production facilities in place, provides attractive economics that meet Mobil's criteria, even at the company's crude price forecast of $17 per barrel real Brent. Some income from Tengiz will be booked in 1996, growing to about $100 million annually around the turn of the century and more than $500 million with full field development.
       Lucio A. Noto, Mobil's Chairman and Chief Executive
Officer, said that "Mobil is delighted to have obtained 25% of the Tengiz field given that there was substantial competition from other major companies. The Tengiz project has made considerable progress over the past several years, and it has world-class resources which will contribute significantly to Mobil's goal to profitably grow production and reserves. It builds on the substantial position which Mobil already has in Kazakstan with its ventures in the Caspian Sea and Tulpar, and also affords us additional opportunities." said Noto.
       "The timing for entry is favorable, as a recently ratified protocol, which Mobil helped advance, provides us with a 7.5% equity interest in the restructured Caspian Pipeline Consortium.
Mobil's capacity entitlement (11.2%) will essentially cover its share of Tengiz production and we expect to obtain a reasonable return on the pipeline investment," he said.
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